FOR IMMEDIATE RELEASE	Exhibit 99.1

Contact:    Terry L. Hester

Chief Financial Officer

Colony Bankcorp, Inc.

Fitzgerald, Georgia 31750

(229) 426-6002

Colony Bankcorp, Inc. Announces Plans to Purchase Flag Bank’s Thomaston, Georgia Branch

FITZGERALD, GA., December 3, 2003 —- Colony Bankcorp, Inc. (Nasdaq National Market: CBAN) announced today the signing of a letter of intent between Colony Bankcorp and Flag Financial Corporation’s (Nasdaq National Market: FLAG) subsidiary, Flag Bank, for the purchase of Flag Bank’s Thomaston branch. Under the terms of the agreement, Colony Bankcorp will acquire all of the assets, including fixed assets, and assume the deposits of the branch facility. The Thomaston branch has approximately $37 million in deposits and $20 million in loans outstanding.

James D. Minix, president and chief executive officer of Colony Bankcorp said, “The Colony team is excited about expanding its market to Thomaston and the surrounding area and further extending its footprint from the Florida line to middle Georgia. We’re confident this will be a smooth transition for both employees and customers.”

It is expected that both parties shortly will enter into a definitive agreement and that the deal will close during the first quarter of 2004.

Colony Bankcorp, Inc. is a multi-bank holding company headquartered in Fitzgerald, Georgia that consists of the following subsidiaries: Colony Bank of Fitzgerald, Colony Bank Wilcox, Colony Bank Ashburn, Colony Bank of Dodge County, Colony Bank Worth, Colony Bank Southeast, Colony Bank Quitman, FSB, Georgia First Mortgage Company and Colony Management Services, Inc. The Company conducts a general full service commercial, consumer and mortgage banking business through twenty-two offices located in Central and South Georgia cities of Fitzgerald, Warner Robins, Ashburn, Leesburg, Cordele, Albany, Sylvester, Tifton, Moultrie, Douglas, Broxton, Eastman, Chester, Soperton, Rochelle, Pitts, Quitman and Valdosta, Georgia. Total consolidated assets of the company approximate $854 million.

Colony Bankcorp, Inc. Common Stock is quoted on the Nasdaq National Market under the symbol “CBAN”.